 Exhibit 2

JOINT BIDDING AND COST SHARING AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of May 2, 2024, is made by and among DigitalBridge Investments, LLC (“DBP”) and Crestview Partners III GP, L.P., Crestview W1 Holdings, L.P., Crestview W1 TE Holdings, LLC, Crestview W1 Co-Investors, LLC and Crestview Advisors, L.L.C. (collectively, “Crestview”). Each of DBP and Crestview is referred to herein as a “Party”, and together as the “Parties” or the “Consortium”.

RECITALS:

A.	The Parties are in the process of evaluating whether or not to submit one or more potential joint bids (collectively, the “Joint Bid”) with respect to a potential Transaction (as defined below).

C.	If the Parties or their Affiliates mutually determine to submit a Joint Bid and, if the Joint Bid is accepted, the Parties would desire to enter into a merger agreement with WideOpenWest, Inc. (the “Target”, and such agreement, the “Merger Agreement”), as well as a limited liability company agreement, shareholders’ agreement or equivalent governing document governing their joint ownership and the capitalization of the Target (the “Equityholders Agreement”) and other customary ancillary agreements with respect to the potential Transaction.

D.	The Parties wish to enter into this Agreement to set out certain terms and conditions of their agreement with respect to their conduct and certain responsibilities relating to their participation in the potential Transaction and the submission of a Joint Bid.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided or otherwise defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the meanings assigned to them in this Section as follows:

(a)	“AcquisitionCo” means a special purpose vehicle formed for the purposes of the Transaction.

(b)	“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries, Controls (as defined below), is Controlled by, or is under common Control with, the first Person; provided, that (i) neither AcquisitionCo nor any subsidiary of AcquisitionCo shall be considered an Affiliate of any Party, and vice versa, (ii) no Party shall be considered an Affiliate of any other Party solely as a result of such Parties being party to this Agreement or any other Definitive Transaction Document; (iii) no portfolio companies of funds managed by DigitalBridge Investment Management, LLC, DigitalBridge Group, Inc. or their Affiliates will be deemed to be Affiliates of DBP for purposes of this Agreement; and (iv) no portfolio companies of funds managed by Crestview Advisors, L.L.C. or their Affiliates will be deemed to be Affiliates of Crestview for purposes of this Agreement.

(c)	“Approved Third Parties” means (i) those Persons set forth on Exhibit A hereto who are acting on behalf of the Consortium or AcquisitionCo (as updated in accordance with clause (ii)), and (ii) any other financing sources or third party advisors of the Consortium or AcquisitionCo (including accountants, consultants and legal counsel) that are mutually approved by the Parties.

(d)	“Approved Third Party Costs” means the reasonable and documented out-of-pocket fees and expenses of any Approved Third Parties in connection with the Joint Bid or the Transaction for the benefit of the Consortium generally (as distinct from any Party individually), in each case, as agreed in, or contemplated by, a Transaction budget to be approved by the Parties.

(e)	“Business Day” means a day, other than Saturday or Sunday, on which commercial banks in New York, New York are open for business.

(f)	“Confidential Information” means (i) the fact that this Agreement has been entered into and the terms and conditions set forth herein, (ii) the fact that the Parties are considering the Transaction, the Joint Bid and that discussions have been, are being or may be conducted with Target and its Representatives with respect to the Transaction and the terms and conditions of the Transaction and (iii) any information exchanged by or on behalf of (or derived from) the Parties and/or their Affiliates in connection with the Joint Bid or the Transaction; provided, that “Confidential Information” shall not include information that is or becomes available to the public generally, other than as a result of disclosure by a Party or its directors, officers, employees, Affiliates or other Representatives in breach of the terms of this Agreement.

(g)	“Control” of a Person means the right to:

(i)	elect or appoint a majority of the members of the board of directors (or persons performing a similar function) of such Person;

(ii)	the ability to otherwise exercise a majority of the voting rights in respect of the outstanding voting capital stock of such Person; or

(iii)	the ability to otherwise control (on a several but not joint basis) the management of such Person whether by virtue of the terms of its constitutional documents, contractual rights or otherwise.

(h)	“Definitive Transaction Documents” means any final Joint Bid, offer, sale and purchase and/or equity investment, governance or financing documentation (including any Merger Agreement and Equityholders Agreement) to implement the Transaction that is binding on AcquisitionCo or the Consortium, including any agreements between or among the Parties.

(i)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(j)	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

(k)	“Proportionate Share” means, with respect to each Party, such Party’s proportionate share as set forth next to its name on Schedule I.

(l)	“Representatives” means, with respect to a Person, the directors, officers, partners, employees, Affiliates, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person or its Affiliates.

(m)	“Transaction” means a potential strategic transaction pursuant to which the Parties or an Affiliate thereof would acquire all of the Target’s outstanding common stock not already beneficially owned by the Parties and their Affiliates and the Target would be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

2.	WITHDRAWING PARTIES

Either Party (a “Withdrawing Party”) may withdraw as a Party to this Agreement (and, concurrently and automatically, shall, in accordance with the below provisions of this Section 2, be deemed to have terminated and relinquished any right, title and interest that such Party may have in the Consortium) by providing written notice to the other Party, at any time, but in any event no later than the earlier of, as applicable, prior to the submission by the Consortium of a binding Joint Bid or the execution of the Merger Agreement (the “Withdrawal Deadline”). For the avoidance of doubt, neither Party may withdraw from the Consortium after the Withdrawal Deadline unless agreed to in writing by the other Party or any binding Joint Bid or Merger Agreement has expired and terminated such that the Consortium and AcquisitionCo no longer have any binding obligations in respect thereof. Notwithstanding anything to the contrary in this Agreement, including Section 5 below, in the event that a Withdrawing Party withdraws from the Consortium in accordance with this Section 2, the remaining Party shall have the full right to proceed with any or all aspects of the Transaction with or without any third party or parties, and on such terms, as such remaining Party may determine. In the event there is a Withdrawing Party, such Withdrawing Party shall cease to have any rights or obligations as a Party hereunder; provided, that a Withdrawing Party shall remain obligated, bound and liable hereunder with respect to (A) any provisions of this Agreement that specifically refer or apply to Withdrawing Parties (including for the avoidance of doubt Sections 5 and 6), (B) the provisions of Sections 7 and 8 through 18 (as if such Withdrawing Party were still a Party) and (C) any breach of a material provision of this Agreement prior to the time such Withdrawing Party became a Withdrawing Party (clauses (A), (B) and (C) are referred to in this Agreement as the “Continuing Obligations”).

3.	SHARING OF INFORMATION

Subject to any fiduciary or similar duties, or the terms of any confidentiality, non-disclosure or similar agreement, obligation or undertaking, to which such Party (or its Affiliates or its or their Representatives) is subject, each Party agrees to consult with each other and keep the other Parties reasonably informed with respect to any information with respect to the Target or a Joint Bid of which it is or becomes aware that is material in the context of a Joint Bid and the Transaction and the due diligence being conducted in connection therewith. Notwithstanding the foregoing, no Party is required to make available to the other Parties any of their internal board meeting or investment committee materials or analyses or any information which it considers being commercially sensitive information. The Parties agree and confirm that a Party’s Representatives who are directors of the Target or its subsidiaries shall not be obligated to provide any information in breach of any of their respective obligations or fiduciary duties to the Target. The Parties also acknowledge and agree that the Transaction may be considered a “going-private” transaction under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and agree to provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3.

4.	BID CONDUCT

(a)	Subject to Sections 4(b) and Section 4(c), each Party agrees to work together with the other Party, in good faith, in connection with the Transaction, including in connection with:

(i)	the preparation and submission of all bid materials, the material components of the timetable and steps required to submit the Joint Bid and any communication with the Target or any of its Representatives;

(ii)	negotiations with the Target or any of its Representatives;

(iii)	developing and implementing the Transaction structure (including with respect to changes to the Transaction structure as may be necessary or advisable to satisfy any applicable legal or regulatory requirements, or as may be necessary or advisable to achieve tax or other efficiencies, for the Parties);

(iv)	agreeing to a budget for the Transaction and the engagement, scope (including the costs, fees and expenses) and ongoing instructions to professional advisers in relation to the Transaction (it being understood and agreed that the Approved Third Parties have been engaged on behalf of the Consortium or its members); and

(v)	determination of the final bid price and other terms of the Transaction, including any Definitive Transaction Documents.

(b)	Notwithstanding anything the contrary, all final decisions and determinations with respect to the Transaction (including the price and other terms and conditions thereof, the waiver of such terms and conditions, negotiating positions, strategy and other actions in connection with the pursuit thereof) shall be made on behalf of the Consortium and AcquisitionCo jointly by mutual agreement of the Parties, including the entry into or termination of, or any amendment, modification, supplement or waiver of any provision of, any Definitive Transaction Document.

(c)	In no event shall any Party, and each Party shall cause its Affiliates not to (and shall use reasonable best efforts to cause its or their respective Representatives not to), have any substantive discussions (including negotiations) with the Target or its Representatives related to a Joint Bid, other than as authorized by the other Party.

(d)	The Parties anticipate that (i) the Company’s existing credit facilities will remain in place as of, and immediately following, the closing of the Transaction; and (ii) subject to Section 4(g), the merger consideration payable under the Joint Bid and the Transaction will be funded through (x) a rollover of 100% of the shares of common stock in the Company held by Crestview and its Affiliates (representing 38% of the Company’s outstanding shares of common stock as of the date hereof), (y) contributions of equity capital by DBP or its Affiliates directly or indirectly into AcquisitionCo and (z) potentially, incremental debt financing.

(e)	In connection with the Joint Bid and entering into any Definitive Transaction Document with the Target, each of the Parties shall negotiate in good faith to enter into (i) a customary support agreement pursuant to which Crestview and its Affiliates shall vote their respective shares of common stock in the Company in favor of the Joint Bid and the Transaction; and (ii) an Equityholders Agreement substantially on the terms as set forth in the term sheet dated the date hereof or such other terms as the Parties may mutually agree.

(f)	The arrangements contemplated in this Agreement shall terminate (other than the provisions that survive expressly by their terms) only upon the occurrence of any of the following circumstances (each, a “Termination Date”):

(i)	the Parties mutually agreeing in writing to terminate this Agreement;

(ii)	each of the Parties enters into any Definitive Transaction Document expressly superseding this Agreement; or

(iii)	a Party becomes a Withdrawing Party.

(g)	Notwithstanding anything else in this Agreement to the contrary, the Parties acknowledge and agree that the terms of this Agreement in no way constitute a commitment to fund an investment in the Transaction or a commitment to otherwise proceed with the submission of any Joint Bid or enter into any other Definitive Transaction Document. Without limiting the foregoing, and for the avoidance of doubt, this Agreement does not impose an obligation on any Party (or any of their respective Affiliates) to enter into any commitment to AcquisitionCo or Definitive Transaction Documents, and each Party’s decision regarding whether to enter into any such commitment or Definitive Transaction Documents may be made or withheld in such Party’s sole discretion and without liability.

5.	Exclusivity

(a)	Subject to Section 5(b) of this Agreement, each Party acknowledges, understands, covenants and agrees that it shall not, and shall cause its Affiliates and its and their respective Representatives (acing on its or their respective behalf) not to, during the term of this Agreement and, in the case of a Withdrawing Party, for a period of 90 days thereafter (for the avoidance of doubt, (x) commencing on the date such Party becomes a Withdrawing Party and (y) this Section 5(a) shall cease to apply to the non-Withdrawing Party), to directly or indirectly, do any of the following other than through the Consortium:

(i)	negotiate, recommend, discuss or enter into any transaction, agreement, arrangement or understanding, including any letter of intent, term sheet, support agreement or other similar document, relating to the direct or indirect investment, purchase, sale, merger, reorganization, restructuring, combination, or other similar transaction involving the Target, any interest in any of its capital stock or any material portion of its direct or indirect assets (including direct or indirect equity ownership in subsidiaries) or liabilities (a “Competing Transaction”);

(ii)	knowingly facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal, inquiry, offer or indication of interest in respect of a Competing Transaction;

(iii)	furnish or cause to be furnished any information concerning this Agreement, the Joint Bid, the Transaction, the Consortium or AcquisitionCo, or the business, operations, strategies, properties, liabilities or assets of a Party or its subsidiaries or affiliates, in each case in connection with a Competing Transaction; or

(iv)	otherwise cooperate in any way with, make any public statement regarding, or knowingly assist or participate in, knowingly facilitate or encourage, any effort or attempt to do or seek any of the foregoing.

(b)	A Party’s exclusivity and other obligations under Section 5(a) may be waived solely by consent of the other Party.

(c)	Notwithstanding anything to the contrary in Section 5(a), nothing in this Agreement shall in any manner limit or restrain any Representative of Crestview on the Target’s board of directors (the “Target Board”) (solely in their capacity as a member of the Target Board, and not in their capacity as Representative of a shareholder) from taking such actions in order to comply with his or her respective fiduciary duties under Delaware law.

6.	COST SHARING AND PAYMENT OF FEES

(a)	Each Party shall pay its own fees and expenses incurred in connection with evaluating, pursuing, negotiating, undertaking and consummating the Transaction.

(b)	Notwithstanding Section 6(a), (i) if Crestview becomes a Withdrawing Party or the Transaction is aborted and not consummated as a result of the Target Board rejecting the Joint Bid or the AcquisitionCo or the Consortium and the Target not being able to agree on the terms of the Definitive Transaction Documents, then each Party shall bear, pay, reimburse and be responsible for its Proportionate Share of all Approved Third Party Costs that are incurred or committed at any time up to Crestview becoming a Withdrawing Party or the Transaction being so aborted, as applicable, and (ii) in the event that the Transaction is consummated, AcquisitionCo and/or its subsidiaries shall pay (or cause to be paid) and be responsible for any Approved Third Party Costs, and shall reimburse any Party or Withdrawing Party for any prior payment by such Party or Withdrawing Party in respect thereof. The expectation is that the payment of such Approved Third Party Costs will, as much as possible, be deferred until a Transaction is consummated or abandoned or, if a Definitive Transaction Document is entered into, until after such Agreement is executed.

(c)	Any break fees, termination fees, work fees or similar payments received by AcquisitionCo or any Party in connection with the Transaction will (i) first be used to satisfy and pay any Approved Third Party Costs; and (ii) second, any balance remaining will be aggregated and paid to the Parties based on their respective Proportionate Shares, unless otherwise mutually agreed by the Parties.

7.	NO THIRD PARTY BENEFICIARIES

The Parties agree that this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing express or implied in this Agreement is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Parties to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties shall be express third party beneficiaries of Section 11.

8.	CONFIDENTIALITY; PUBLICITY

(a)	Each Party shall use its reasonable best efforts to execute a customary confidentiality agreement as reasonably required by the Target in connection with gaining access to confidential, non-public information with respect to the Target in connection with the Transaction.

(b)	Each Party acknowledges that it has had or may have access to certain Confidential Information. Each Party agrees that it shall, and shall cause its directors, officers, employees and Affiliates to, and use reasonable best efforts to cause its other Representatives to, maintain the confidentiality of the Confidential Information and refrain from disclosing any Confidential Information to any third person or entity, except (i) as required by law, regulation or legal or regulatory process or in the context of a regulatory audit, including, for the avoidance of doubt, requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the ordinary course of broad based examination or inspection not specific to the transactions contemplated by this Agreement, (ii) to its directors, officers, employees, Affiliates or other Representatives who need to know such Confidential Information in connection with advising such Party with respect to the Joint Bid or the Transaction, (iii) to its financing sources, limited partners or existing or prospective investors in accordance with its customary practices, (iv) as authorized in writing by the other Party that has authority to provide such authorization or (v) in any proceeding arising from a dispute between the Parties alleging a breach of the terms of this Agreement. In the event that a Party receives a request to disclose all or any part of the Confidential Information from a court or governmental or regulatory authority or agency or is obligated to disclose any portion of the Confidential Information as described in clause (i) of the immediately preceding sentence (other than pursuant to a broad based examination or inspection not specific to the transactions contemplated by this Agreement), it shall, to the extent permitted by law, (x) notify as promptly as possible the other Party of the existence, terms and circumstances surrounding such obligation; (y) consult with the other Party on the advisability of taking legally available steps to resist or defend against such obligation or to protect the confidentiality of such Confidential Information following such disclosure; and (z) if disclosure of such Confidential Information shall be required, furnish only that portion of the Confidential Information that such Party is requested or legally compelled to disclose.

(c)	During the term of this Agreement, no Party nor any its Affiliates shall issue any press release or otherwise make any public statement with respect to an actual or potential Joint Bid or Transaction involving any other Party or the Target without the prior consent of each of the other Party unless such press release or public statement is required by law, regulation or legal or regulatory process (or stock exchange rule). In the event that a Party (or any of its Affiliates) becomes obligated to issue a press release or otherwise make a public statement as described in the immediately preceding sentence, it shall, to the extent permitted by law, (i) notify as promptly as possible each of the other Party of the existence, terms and circumstances surrounding such obligation; (ii) consult with the other Party on the content of such press release or other public statement; and (iii) include the name of any other Party in such press release or other public statement only if legally compelled to do so. Notwithstanding the foregoing, each Party and its Affiliates may make any beneficial ownership filings or other filings with the U.S. Securities and Exchange Commission, or amendments thereto, in respect of the Target that such Party reasonably believes is required under applicable law without the prior written consent of the other Party, including the filing of any amendments to any Schedule 13D filed by either Party or its Affiliates with the U.S. Securities and Exchange Commission in respect of the Target; provided, that each such Party shall coordinate with the other Party in good faith regarding the content and timing of such filings or amendments in connection with the Joint Bid or the Transaction.

9.	COMMUNICATION

All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given when delivered personally, emailed or sent by overnight courier to the Party at the address specified on Annex I hereto.

10.	SPECIFIC PERFORMANCE

Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

11.	NON-RECOURSE

Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by their acceptance of the benefits of the Agreement, the Parties covenant, agree and acknowledge that no Person other than the Parties (and their successors and permitted assigns) has any rights, remedies, benefits, liabilities, obligations or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and no personal liability shall attach to the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Parties or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, financing sources or Representatives of any of the foregoing or their successors or assigns other than the Parties (each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, other than (i) such Party’s rights and claims under this Agreement against the Parties and their respective actual assignees and (ii) any Person’s rights and claims under any other agreement entered into in connection with the Joint Bid or the Transactions against the other parties thereto; and the Parties hereby further agree that this Agreement may only be enforced against, and any action, cause of action, claim, demand or other similar action or proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties (or Withdrawing Parties, as applicable).

12.	ASSIGNMENT

No Party may assign any of its rights or obligations under this Agreement without the consent of the other Party, except that each Party may assign its rights and obligations hereunder to its Affiliates (provided that no assignment to any such Affiliate shall relieve any Party of its obligations hereunder).

13.	AMENDMENTS; WAIVERS

Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.	SEVERABILITY

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.	GOVERNING LAW

This Agreement will inure to the benefit of each Party, and be binding upon each Party, in each case including its and their respective heirs, executors, administrators and successors. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law provisions. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce – ICC (the “Rules of Arbitration”) by three arbitrators appointed in accordance with the Rules of Arbitration. Each Party shall appoint one arbitrator and the president of the arbitral tribunal shall be nominated by the co-arbitrators within 30 days from their confirmation or appointment. The place of arbitration shall be New York, New York, United States and the language of the arbitration shall be English. Judgment on any arbitral award may be entered in any court having jurisdiction.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by .pdf, DocuSign or other electronic means of transmission), each such counterpart being deemed an original instrument and all such counterparts together constituting one and the same agreement.

17.	ENTIRE AGREEMENT

This Agreement (and all exhibits, annexes and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

18.	NO PARTNERSHIP

Nothing in this Agreement is intended to, and this Agreement shall not, create a partnership between the Parties. Accordingly, (a) the rights, obligations and duties of each Party in relation to the other Party with respect to the subject matter of this Agreement shall be only those contractual rights, obligations and duties that are created by the express terms of this Agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (b) no Party shall be authorized to act on behalf of the other Party except as otherwise expressly provided by the terms of this Agreement and (c) no Party shall be obligated to any third party for the obligations or liabilities of the other Party.

[Reminder of page intentionally left blank; signature page follows]

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

DIGITALBRIDGE INVESTMENTS LLC

By:	/s/ Jonathan Friesel
Name:	Jonathan Friesel
Title:	Authorized Signatory

Signature Page to Joint Bidding and Cost Sharing Agreement

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

CRESTVIEW PARTNERS III GP, L.P.
By:	Crestview, L.L.C., its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW W1 HOLDINGS, L.P.
By:	Crestview W1 GP, LLC, its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW W1 TE HOLDINGS, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW W1 CO-INVESTORS, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

Signature Page to Joint Bidding and Cost Sharing Agreement

EXHIBIT A

Approved Third Parties

•	Simpson Thacher & Bartlett LLP, counsel to DigitalBridge

•	Davis Polk & Wardwell LLP, counsel to Crestview

•	LionTree Advisors LLC, financial advisor to the Consortium

Exhibit A to Joint Bidding and Cost Sharing Agreement

ANNEX I

Notice Information

If to DBP:

c/o DigitalBridge Investments, LLC

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487 USA

Attention:	Legal Department
Email:	LegalNoticesIM@digitalbridge.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Gabriel Silva
Keegan Lopez
Email:	gabriel.silva@stblaw.com
keegan.lopez@stblaw.com

If to CRESTVIEW:

Crestview Advisors, L.L.C.

590 Madison Avenue, 42nd Floor

New York, NY 10022

Attention:	Ross A. Oliver
Email:	roliver@crestview.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Michael Davis
Email:	michael.davis@davispolk.com

A-1

SCHEDULE I

Party	Proportionate Share
DBP	50%
Crestview	50%
Total:	100%

Schedule I to Joint Bidding Agreement